Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
BioMed Realty Trust, Inc.:
We consent to the incorporation by reference in the Registration Statement No. 333-117977 on Form S-8 and in Registration Statement Nos. 333-155667, 333-137376, 333-139827 and 333-143658 on Form S-3 of BioMed Realty Trust, Inc. of our report dated February 12, 2009, with respect to the consolidated balance sheets of BioMed Realty Trust, Inc. as of December 31, 2008 and 2007, and the related consolidated statements of income, stockholders’ equity, comprehensive (loss)/income, and cash flows for each of the years in the three-year period ended December 31, 2008, the accompanying financial statement schedule III, and the effectiveness of internal control over financial reporting as of December 31, 2008, which report appears in the December 31, 2008 annual report on Form 10-K of BioMed Realty Trust, Inc.
 KPMG LLP
San Diego, California
February 12, 2009